Registration No. 333-

As filed with the Securities and Exchange Commission on September 28, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SHOPKO STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	41-0985054
(State of Incorporation)	(I.R.S. Employer Identification No.)

700 Pilgrim Way
Green Bay, Wisconsin	54304
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

SHOPKO STORES, INC.
2001 STOCK INCENTIVE PLAN
____________________________________

William J. Podany
President and Chief Executive Officer
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304
(920) 429-2211
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Randall J. Erickson
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share	offering price	registration fee
Common Stock,
$.01 par value	900,000	$7.63(1)	$6,867,000	$1,716.75(1)

Preferred Share	1,200,000	(2)	(2)	(2)
Purchase Rights

  The registration fee is calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The registration fee is based on the average of the high and low price of a share of ShopKo Stores, Inc. common stock on September 24, 2001 on the New York Stock Exchange.

  One Preferred Share Purchase Right is attached to and issued with each share of Common Stock. Of the 1,200,000 Preferred Share Purchase Rights registered hereunder, 300,000 are attached to and issued with shares of Common Stock previously registered in connection the ShopKo Stores, Inc. 2000 Executive Long Term Incentive Plan. The value of the Preferred Share Purchase Right is reflected in the Common Stock.

PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

      The following documents are incorporated by reference in this Registration Statement:

    The Registrant's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

    The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended August 4, 2001.

    The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended May 5, 2001.

    The Registrant's Quarterly Report on Form 10-Q/A for the quarterly period ended October 28, 2000.

    The Registrant's Quarterly Report on Form 10-Q/A for the quarterly period ended July 29, 2000.

    The Registrant's Current Report on Form 8-K dated January 25, 2001.

    The Registrant's Current Report on Form 8-K dated May 16, 2001.

    The description of the Registrant's common stock contained in the Registrant's Registration Statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.   Indemnification of Directors and Officers

      Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

      Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

      Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by those directors entitled to choose independent legal counsel); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method provided for in any additional right of indemnification permitted in Section 180.0858 of the WBCL.

      Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required or that indemnification is not ordered by a court.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Article VII of the Registrant's By-Laws, among other items, provides that (i) an individual shall be indemnified unless it is determined by final judicial adjudication that such individual breached or failed to perform a duty such individual owed to the Registrant and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act.

      The Registrant has entered into agreements to indemnify its directors and certain officers, in addition to the indemnification provided for in the Company's By-Laws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the WBCL for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company.

      In addition, the Company has directors' and officers' insurance that insures against certain liabilities which may arise under the Securities Act of 1933, as amended, subject to applicable restrictions.

      Under Section 180.0828 of the WBCL, a director of the Registrant is not personally liable for breach of or failure to perform any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

Item 8.   Exhibits

4      Registrant's 2001 Stock Incentive Plan (incorporated by reference to the Registrant's Proxy Statement for the 2001 Annual Meeting of Shareholders dated May 1, 2001).

5      Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1  Consent of Deloitte & Touche LLP.

23.2  Consent of Godfrey & Kahn, S.C. (included in Exhibit 5).

24    Powers of Attorney for Directors of the Registrant.

Item 9.   Undertakings *

      The Registrant hereby undertakes:

(a)        (1)(iii) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        (That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        (Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        * Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on September 28, 2001.
SHOPKO STORES, INC.

By: /s/ William J. Podany
William J. Podany, President and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ William J. Podany William J. Podany	President and Chief Executive Officer (Principal Executive Officer)	September 28, 2001

/s/ Brian W. Bender Brian W. Bender	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	September 28, 2001

/s/ Peter J. O'Donnell Peter J. O'Donnell	Vice President and Controller (Principal Accounting Officer)	September 28, 2001

*	Chairman of the Board	September 28, 2001
Jack W. Eugster

*	Director	September 28, 2001
Jeffrey C. Girard

*	Director	September 28, 2001
Dale P. Kramer

*	Director	September 28, 2001
John G. Turner

*	Director	September 28, 2001
Stephen E. Watson

*	Director	September 28, 2001
Gregory H. Wolf

*By: /s/ William J. Podany
William J. Podany
Attorney-in-Fact pursuant to authority granted by Powers of Attorney filed herewith as Exhibit 24.

EXHIBIT INDEX

4        Registrant's 2001 Stock Incentive Plan (incorporated by reference to the Registrant's Proxy Statement for the 2001 Annual Meeting of Shareholders dated May 1, 2001).

5        Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1    Consent of Deloitte & Touche LLP.

23.2    Consent of Godfrey & Kahn, S.C. (included in Exhibit 5).

24       Powers of Attorney for Directors of the Registrant.